Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

RETROPHIN, INC.

Retrophin, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: Article V of the Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended to add the following new Section 5.04 immediately following existing Section 5.03 thereof:

“Section 5.04 Limitation of Liability of Directors. A Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a Director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.”

SECOND: The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the amendment set forth herein in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: The stockholders of the Corporation duly adopted the amendment set forth herein in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed by its duly authorized officer on this 8th day of June, 2015.

Retrophin, Inc.

By:	/s/ Margaret Valeur-Jensen
	Name:	Margaret Valeur-Jensen
	Title:	General Counsel